Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of December 19, 2013

among

UNIVERSAL BIOSENSORS PTY LTD,

as the Borrower,

UNIVERSAL BIOSENSORS, INC.,

as a Guarantor,

the other Guarantors from time to time party hereto,

ATHYRIUM OPPORTUNITIES FUND (A) LP,

as Administrative Agent and a Lender,

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

i

6.09	Environmental Compliance	43
6.10	Insurance	44
6.11	Taxes	44
6.12	ERISA Compliance	44
6.13	Subsidiaries and Capitalization	45
6.14	Margin Regulations; Investment Company Act; Federal Fair Labor Standards Act	45
6.15	Disclosure	46
6.16	Compliance with Laws	46
6.17	Intellectual Property; Licenses, Etc.	46
6.18	Regulatory Matters	48
6.19	Solvency	49
6.20	Perfection of Security Interests in the Collateral	49
6.21	Key Contracts	49
6.22	Business Locations	50
6.23	OFAC	50
6.24	Registration Rights; Issuance Taxes	50
6.25	Holding Company	50

ARTICLE VII. AFFIRMATIVE COVENANTS		51

7.01	Financial Statements	51
7.02	Certificates; Other Information	51
7.03	Notices	53
7.04	Payment of Obligations	54
7.05	Preservation of Existence, Etc.	54
7.06	Maintenance of Properties	55
7.07	Maintenance of Insurance	55
7.08	Compliance with Laws	55
7.09	Books and Records	55
7.10	Inspection Rights	56
7.11	Use of Proceeds	56
7.12	Additional Subsidiaries	56
7.13	ERISA Compliance	56
7.14	Pledged Assets	57
7.15	Key Contracts and Material Contracts	57
7.16	Accounts	57
7.17	Post-Closing Deliverables	57
7.18	Further Assurances	58
7.19	Tax Matters	58

ARTICLE VIII. NEGATIVE COVENANTS		60

8.01	Liens	60
8.02	Investments	61
8.03	Indebtedness	62
8.04	Fundamental Changes	63
8.05	Dispositions	63
8.06	Restricted Payments	64
8.07	Change in Nature of Business	64
8.08	Transactions with Affiliates and Insiders	64
8.09	Burdensome Agreements	64
8.10	Use of Proceeds	65

8.11	Prepayment of Other Indebtedness	65
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	65
8.13	Ownership of Subsidiaries	66
8.14	Sale Leasebacks	66
8.15	Sanctions	66
8.16	Holding Company	66
8.17	Financial Covenant	66

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		67

9.01	Events of Default	67
9.02	Remedies Upon Event of Default	70
9.03	Application of Funds	71

ARTICLE X. ADMINISTRATIVE AGENT		71

10.01	Appointment and Authority	71
10.02	Rights as a Lender	72
10.03	Exculpatory Provisions	72
10.04	Reliance by Administrative Agent	73
10.05	Delegation of Duties	73
10.06	Resignation of Administrative Agent	74
10.07	Non-Reliance on Administrative Agent and Other Lenders	74
10.08	Administrative Agent May File Proofs of Claim	74
10.09	Collateral and Guaranty Matters	75

ARTICLE XI. PROTECTION OF ADMINISTRATIVE AGENT AND LENDERS		76

11.01	Protection for Statutory Proscriptions	76
11.02	PPSA Further Assurances	76
11.03	PPSA Waivers	76
11.04	Other Rights	77
11.05	PPSA Undertaking	77
11.06	Interpretation	77

ARTICLE XII. MISCELLANEOUS		77

12.01	Amendments, Etc.	77
12.02	Notices and Other Communications; Facsimile Copies	78
12.03	No Waiver; Cumulative Remedies; Enforcement	80
11.04	Expenses; Indemnity; and Damage Waiver	80
12.05	Payments Set Aside	82
12.06	Successors and Assigns	83
12.07	Treatment of Certain Information; Confidentiality	86
12.08	Set-off	87
12.09	Interest Rate Limitation	88
12.10	Counterparts; Integration; Effectiveness	88
12.11	Survival of Representations and Warranties	89
12.12	Severability	89
12.13	Replacement of Lenders	89
12.14	Governing Law; Jurisdiction; Etc.	90
12.15	Waiver of Right to Trial by Jury	91
12.16	Conversion of Currencies	91
12.17	Electronic Execution of Assignments and Certain Other Documents	92

12.18	USA PATRIOT Act	92
12.19	No Advisory or Fiduciary Relationship	92
12.20	Acknowledgment	93

SCHEDULES
2.01	Commitments and Applicable Percentages
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)(i)	Capitalization
6.13(b)(ii)	Capitalization
6.13(b)(iii)	Capitalization
6.17(a)	Material IP Rights
6.17(c)	Ownership of Material IP Rights
6.17(d)	IP Licenses
6.17(e)	IP Infringement
6.17(g)	IP Violations
6.18(b)	Regulatory Actions
6.18(c)	Regulatory Compliance
6.22(a)	Locations of Real Property
6.22(b)	Taxpayer and Organizational Identification Numbers
6.25	Holding Company
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.05	Permitted Dispositions
12.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Initial Term Note
B-2	Form of Delayed Draw Tranche A Note
B-3	Form of Delayed Draw Tranche B Note
B-4	Form of Warrant
C	Form of Compliance Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Verification Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 19, 2013 among UNIVERSAL BIOSENSORS PTY LTD (ACN 098 234 309), a proprietary limited company incorporated in Australia (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and ATHYRIUM OPPORTUNITIES FUND (A) LP, as Administrative Agent.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of a senior secured term loan facility and common stock warrants, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Deed” means an account control deed governed by Australian law dated on or about the date of this Agreement between the Borrower, the account bank and the Administrative Agent (for the benefit of the holders of the Obligations).

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning specified in Section 12.18.

“Administrative Agent” means Athyrium Opportunities Fund (A) LP, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 12.16(b).

“Applicable Creditor” has the meaning specified in Section 12.16(b).

“Applicable Percentage” means, with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Loans at any time, the percentage of the outstanding principal amount of the Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means, collectively and individually, (i) Athyrium Capital Management, LLC and (ii) Athyrium Opportunities Advisers LLC.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent and the other Transaction Parties for the fiscal year ended December 31, 2012, and the related consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and comprehensive income, and consolidated statements of cash flows for such fiscal year of the Parent and the other Transaction Parties, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Australia” means the Commonwealth of Australia.

“Australian Law Documents” means the General Security Deed, the Specific Security Deed, the Account Control Deeds and the Landlord Consent.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans pursuant to Sections 2.01 and 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state where the Administrative Agent’s Office is located or Melbourne, Victoria.

“Businesses” means, at any time, a collective reference to the businesses operated by the Transaction Parties at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof or any State thereof (provided that the full faith and credit of the United States or such State, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. or Australian dollar denominated time deposits, term deposits and certificates of deposit of (i) any Australian commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than eighteen months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any U.S. or Australian corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, and (d) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (c).

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 45% or more of the Voting Stock of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, and/or (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body and/or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date hereof.

“Coagulation Manufacturing Revenues” means, with respect to any fiscal quarter, (i) Per-Strip Fees, as defined in the Siemens Collaboration Agreement, earned by the Borrower in such fiscal quarter, (ii) any bonus payment paid by Siemens to the Borrower pursuant to Section 7.3 of the Siemens Collaboration Agreement, and (iii) any other coagulation manufacturing revenue that will be reflected in the consolidated statements of comprehensive income of the Parent and the Transaction Parties for such fiscal quarter (or, if such fiscal quarter is the final quarter of a fiscal year, for such fiscal year), which are delivered pursuant to Section 7.01, and the details of which such coagulation manufacturing revenue shall be set forth in the notes to the related financial statements of the Parent and the Transaction Parties or in the Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in the Parent’s Form 10-Q or 10-K which includes such financial statements as filed with the SEC.

“Collateral” means a collective reference to all present and future property of any kind with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents and shall, for the avoidance of doubt, in no event include Excluded Property.

“Collateral Documents” means a collective reference to the Security Agreement, the General Security Deed, the Specific Security Deed, the Account Control Deeds, the Landlord Consent, the Deposit Account Control Agreements, the Mortgages, if any, and other security documents as may be executed and delivered by the Transaction Parties pursuant to the terms of Section 7.14, 7.16, 7.17 or 7.18.

“Commitment” means, as to each Lender, the Initial Term Loan Commitment of such Lender, the Delayed Draw Tranche A Commitment of such Lender and the Delayed Draw Tranche B Commitment of such Lender.

“Commitment Fee Termination Date” has the meaning specified in Section 2.06(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by any Transaction Party or that any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amount” has the meaning given in subsection 444-90(1A) in Schedule 1 of the TAA.

“Control” means (a) in respect of the Borrower and any Transaction Party incorporated in Australia, (x) the meaning given in section 50AA of the Corporations Act, and (y) the direct or indirect power to directly or indirectly direct the management or policies of the Borrower or such Transaction Party or control the membership or voting of the board of directors or other governing body of the Borrower or such Transaction Party (whether or not the power has statutory, legal or equitable force or arises by means of statutory, legal or equitable rights or trusts, agreements, arrangements, understandings, practices, the ownership of any interest in “marketable securities” (as defined in the Corporations Act), bonds or instruments of the entity or otherwise) or (b) in respect of each other Transaction Party, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of Voting Stock of such Person.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitations, all rights in mask works, copyrights and original designs, and all equivalent proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all registrations, applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all registrations, applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of any Delayed Draw Loan, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority if, and only if, such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Default Rate” has the meaning specified in Section 2.05(b).

“Delayed Draw Loans” means the Delayed Draw Tranche A Loan and the Delayed Draw Tranche B Loan.

“Delayed Draw Tranche A Closing Date” means the date of the making of the Delayed Draw Tranche A Loan hereunder in accordance with Section 2.01(b) and Section 5.03.

“Delayed Draw Tranche A Commitment”, as to each Lender, means its obligation to make a portion of the Delayed Draw Tranche A Loan to the Borrower pursuant to Section 2.01(b), in the principal amount up to the amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Delayed Draw Tranche A Commitments of all of the Lenders as in effect on the Closing Date is FIVE MILLION DOLLARS ($5,000,000). The Delayed Draw Tranche A Commitment of a Lender shall be reduced to zero after the funding of the Delayed Draw Tranche A Loan with respect thereto.

“Delayed Draw Tranche A Loan” has the meaning specified in Section 2.01(b).

“Delayed Draw Tranche A Note” has the meaning specified in Section 2.08.

“Delayed Draw Tranche B Closing Date” means the date of the making of the Delayed Draw Tranche B Loan hereunder in accordance with Section 2.01(b) and Section 5.04.

“Delayed Draw Tranche B Commitment”, as to each Lender, means its obligation to make a portion of the Delayed Draw Tranche B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount up to the amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Delayed Draw Tranche B Commitments of all of the Lenders as in effect on the Closing Date is FIVE MILLION DOLLARS ($5,000,000). The Delayed Draw Tranche B Commitment of a Lender shall be reduced to zero after the funding of the Delayed Draw Tranche B Loan with respect thereto.

“Delayed Draw Tranche B Loan” has the meaning specified in Section 2.01(b).

“Delayed Draw Tranche B Note” has the meaning specified in Section 2.08.

“Deposit Account Control Agreement” means any U.S. law-governed account control agreement by and among the Borrower or any Guarantor, the applicable depository bank and the Administrative Agent, for the purpose of perfecting the Administrative Agent’s first priority Lien in such account, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition after the date hereof (including any Sale and Leaseback Transaction) of any property by any Transaction Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of (i) surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Transaction Party or (ii) property that is exchanged for credit against the purchase price of similar replacement property or the proceeds of which are reasonably promptly (and in any event, within twenty (20) days) applied to the purchase price of such replacement property; (c) any sale, lease, license, transfer or other disposition of property by one Transaction Party to another Transaction Party; provided that to the extent such transaction constitutes an Investment or Restricted Payment, such transaction is permitted under Section 8.02 or Section 8.06, respectively; (d) licenses of or other grants of rights of or in IP Rights on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, a subset of products for customers or limited time periods and so long as after giving effect to such license the Transaction Parties retain sufficient rights to use the subject IP Rights as to enable them to continue to conduct their business in the ordinary course, consistent with past practice; (e) any Involuntary Disposition; (f) dispositions of cash or Cash Equivalents in the ordinary course of business (which, for purposes of clarification, shall include any purchases of fixed assets in the ordinary course of business) or in any manner not prohibited by the terms of the Loan Documents; (g) dispositions in the ordinary course of business consisting of the abandonment or lapse of IP Rights which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries; (h) to the extent constituting dispositions, the termination of any Swap Contract; (i) transactions permitted by Sections 8.01(e) and (f); (j) dispositions of property secured by Purchase Money Liens; (k) Investments explicitly permitted by Section 8.02(i); and (l) Restricted Payments explicitly permitted by Sections 8.06(a), (b) or (d).

“Disqualified Stock” means any class of Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time on or prior to the date that is one hundred eighty-one (181) days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is one hundred eighty-one (181) days after the Maturity Date or (c) requires that dividends be paid at any time that such payment would be prohibited by the terms of this Agreement or any other agreement of such Person relating to outstanding indebtedness (it being understood that non-cash dividends may nonetheless accrue on such Equity Interests at such time).

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered to and/or owned by the Borrower or any Guarantor or which the Borrower or any Guarantor is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Transaction Parties to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Transaction Parties were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Transaction Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Borrower within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means, with respect to any Transaction Party, including any Person that becomes a Transaction Party after the Closing Date as contemplated by Section 7.12, (i) any property which is subject to a Purchase Money Lien, provided that such Purchase Money Liens are granted in the ordinary course of business and permitted hereunder, and (ii) all Equity Interests of Sunday Silicon

Technologies Pty Ltd (ACN 120 852 048) held by the Borrower, so long as the fair market value of such Equity Interests is not more than $1,000,000 in the aggregate; provided that if the fair market value of such Equity Interests exceeds $1,000,000 in the aggregate at any time, the Borrower shall promptly provide written notice of such change in value to the Administrative Agent and take such actions to grant security over those Equity Interests and deliver such documentation as the Administrative Agent may reasonably request in connection therewith, including payment of any applicable stamp duties and delivery to the Administrative Agent of any Title Documents with respect to such Equity Interests whereupon such Equity Interests will no longer constitute “Excluded Property”.

“External Administrator” means an administrator, controller or managing controller (each as defined in the Corporations Act), trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds (other than cash received by or paid or credited to any Transaction Party from time to time as (i) a research and development tax rebate (each, an “R&D Tax Rebate”) or (ii) a goods and services tax refund (each, a “GST Refund”)), pension plan reversions, proceeds of insurance (other than (i) proceeds of liability insurance and proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and (ii) any proceeds of any other insurance paid to a Transaction Party representing reimbursement for past expenses or liabilities, or payment for future expenses or liabilities, owing to any third party for matters or items covered by such insurance policies, including without limitation D&O, travel, marine and theft insurance), indemnity payments, any purchase price adjustments, payments received by the Borrower pursuant to Section 11.3 of the LifeScan Master Services and Supply Agreement, and payments received by the Borrower pursuant to Section 11.4 of the Siemens Collaboration Agreement. It is understood and agreed that “Extraordinary Receipts” shall not include (i) any cash received by or paid to or for the account of any Transaction Party as consideration for such Transaction Party’s issuance of its Equity Interests to another Person, (ii) any R&D Tax Rebate or GST Refund, (iii) any cash received by or paid to any Transaction Party as part of a research and development grant, (iv) cash received by any Transaction Party as milestone, service fee, success fee or revenue/profit-sharing or similar payments under any contract, agreement, understanding or other arrangement with respect to any Transaction Party as amended and in effect at any time and from time to time, (v) any cash received when any Cash Equivalent is liquidated, (vi) any proceeds of any Indebtedness permitted pursuant to Section 8.03 or the exercise of the Warrant, (vii) any payments otherwise permitted hereunder by a Transaction Party to another Transaction Party, (viii) any proceeds received from any key man insurance policy, (ix) any cash received upon the termination of a Swap Contract, and (x) the release of any cash of any Transaction Party held in reserves pursuant to the Letter of Credit in accordance with the terms thereof.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Transaction Party.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder by the FDA.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“FRB” means the Board of Governors of the Federal Reserve System of the United States and any successor thereto.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bills, bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by any Transaction Party (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, except for the Letter of Credit;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or proprietary limited company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“General Security Deed” means the general security deed dated on or about the date of this Agreement granted by the Borrower in favor of the Administrative Agent (for the benefit of the holders of the Obligations).

“Good Clinical Practices” means the then-current requirements under applicable Laws and applicable ethical, scientific and quality standards for designing, conducting, recording, analyzing and reporting trials that involve the participation of human subjects, including as set forth in 21 C.F.R. parts 50, 54, 56 and 312 and in the International Conference on Harmonisation Guideline for Good Clinical Practice (E6), in each case as amended from time to time.

“Good Laboratory Practices” means the then-current requirements under applicable Laws for nonclinical laboratory studies that support or are intended to support applications to conduct research in humans or to obtain marketing authorization, including as set forth in 21 C.F.R. part 58 and EU Directives 2004/9/EC and 2004/10/EC, and as otherwise required by the applicable Regulatory Agencies, in each case as amended from time to time.

“Governmental Authority” means the government of the United States, Australia or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all Regulatory Authorizations which are owned by any Transaction Party, acquired by any Transaction Party via assignment, purchase or otherwise or that any Transaction Party is licensed, authorized or otherwise granted rights under or to.

“GST” has the meaning given in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“GST Group” has the meaning given in the GST Act.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Parent and each Subsidiary of the Parent (other than the Borrower) identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Head Company” has the meaning specified in the Tax Act.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or proprietary limited company) in which a Transaction Party is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Transaction Party.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Initial Term Loan” has the meaning specified in Section 2.01(a).

“Initial Term Loan Commitment” as to each Lender, means its obligation to make a portion of the Initial Term Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Initial Term Loan Commitments of all of the Lenders as in effect on the Closing Date is FIFTEEN MILLION DOLLARS ($15,000,000). The Initial Term Loan Commitment of a Lender shall be reduced to zero after the funding of the Initial Term Loan with respect thereto.

“Initial Term Note” has the meaning specified in Section 2.08.

“Insolvency Event” means, in respect of a Person incorporated under the laws of Australia, the occurrence of any of the following:

(a) such Person becomes insolvent within the meaning of section 95A, or is taken to have failed to comply with a statutory demand under section 459F(1), or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585, of the Corporations Act;

(b) except with the Administrative Agent’s consent, (i) such Person is the subject of a Liquidation, or an order or an application is made for its Liquidation; or an effective resolution is passed or meeting summoned or convened to consider a resolution for such Person’s Liquidation;

(c) an External Administrator is appointed to such Person or any of its assets or a step is taken to do so or its Related Party requests such an appointment;

(d) if such Person is a registered corporation under the Corporations Act, a step is taken under section 601AA, 601AB or 601AC of the Corporations Act to cancel its registration;

(e) an analogous or equivalent event to any listed above occurs in any jurisdiction; or

(f) such Person stops or suspends payment to all or a class of creditors generally.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date, commencing March 31, 2014.

“Interim Financial Statements” has the meaning specified in Section 5.01(c)(ii).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service or any successor thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Documents” means, collectively, the Loan Documents and the Warrants.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Transaction Party.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Domain Names, all Governmental Licenses, all Patents, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trade Secrets, all Other Intellectual Property, all Copyright Licenses, all Patent Licenses, all Other IP Agreements, all Trademark Licenses, all Websites, all Website Agreements and any and all interests, claims and rights for damages, profits and other awards related to any past, present or future infringement, misappropriation, dilution or other violation of the foregoing, or any license or other right to use or to grant the use of the aforementioned rights or to be the registered proprietor or user of any of the aforementioned rights.

“ITSA” means an agreement between the members of a GST Group which takes effect as an indirect tax sharing agreement under section 444-90 of Schedule 1 of the TAA and complies with the TAA and the GST Act as well as any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the TAA.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Judgment Currency” has the meaning specified in Section 12.16(b).

“Key Contracts” means (i) the Siemens Collaboration Agreement, (ii) the Supply Agreement, dated as of September 20, 2012, between the Borrower and Siemens, (iii) the Amended and Restated License Agreement, dated as of August 19, 2011, between the Borrower and LifeScan, and (iv) the LifeScan Master Services and Supply Agreement, in each case as amended from time to time, and any other future material Contractual Obligations between any Transaction Party, on the one hand, and Siemens or LifeScan or any of their Affiliates, on the other hand.

“knowledge” with respect to the Transaction Parties as of any given date of determination shall mean the knowledge of any Responsible Officer.

“Landlord Consent” means a consent to security or right of entry granted by Bowmayne Pty. Ltd. in favor of the Administrative Agent (for the benefit of the holders of the Obligations).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and permitted assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 12.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means the Standby Letter of Credit number L80000111 in favor of Solutia Inc.

“Lien” means any “security interest” (as defined in the PPS Law), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LifeScan” means LifeScan, Inc.

“LifeScan Master Services and Supply Agreement” means the Amended and Restated Master Services and Supply Agreement, dated as of May 14, 2009, between Cilag GmbH International, the Borrower and the Parent, as amended as of the Closing Date.

“Liquidation” means (a) a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction, or (b) an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.

“Loan” has the meaning specified in Section 2.01(b).

“Loan Documents” means this Agreement, each Note, the Disclosure Letter, each Joinder Agreement and the Collateral Documents, and any other document designated as a “Loan Document” by the Borrower and the Administrative Agent.

“Loan Notice” means a notice of a Borrowing of the Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Major Markets” means, collectively, the United States, Canada, Japan, the United Kingdom, France, Germany, Spain and Italy.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Transaction Parties taken as a whole; (b) a material impairment of the rights and remedies of any Lender under any Loan Document, or of the ability of the Transaction Parties taken as a whole to perform their material obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Transaction Party of any Loan Document to which it is a party.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, property or condition (financial or otherwise) of the Transaction Parties or (b) the loss of which would reasonably be expected to have a Material Adverse Effect.

“Material Product” means any Product which generated revenues equal to 10% or more of the total Verio Quarterly Service Fees and Coagulation Manufacturing Revenues for the twelve (12) month period most recently ended for which financial statements have been delivered pursuant to Section 5.01(c) or Section 7.01, as the case may be.

“Maturity Date” means December 19, 2018.

“Maximum Rate” has the meaning specified in Section 12.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in, or charge or mortgage of, the fee interest and/or leasehold interests of any Transaction Party in real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five full plan years, has made or been obligated to make contributions or has any liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds (including from insurance) received by any Transaction Party in respect of any Disposition, Involuntary Disposition or Extraordinary Receipts, or the incurrence of any Indebtedness, net of (a) in the case of any Disposition, Involuntary Disposition or incurrence of Indebtedness, (i) direct costs incurred in connection therewith paid to non-Affiliates (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions), and (ii) taxes paid or payable as a result thereof and (b) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property, and (c) in the case of any Extraordinary Receipt, (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (ii) taxes paid or payable as a result thereof. It is understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Transaction Party in any Disposition, Involuntary Disposition or Extraordinary Receipt.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) has been approved by the Required Lenders.

“Note” or “Notes” has the meaning specified in Section 2.08.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of EU Directive 93/42/EEC concerning medical devices and/or EU Directive 98/79/EC on in vitro diagnostic medical devices, each as amended from time to time, and applicable harmonized standards.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Transaction Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Transaction Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding or any proceedings arising out of or in connection with an Insolvency Event, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Parent under the Warrants.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation or certificate of registration and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction (including the constitution and any amendments to the constitution with respect to any Transaction Party incorporated in Australia)); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), product specifications, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental Licenses, Proprietary Database, Proprietary Software, and/or Trade Secret, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Parent” means Universal Biosensors, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 12.06(d).

“Participant Register” has the meaning specified in Section 12.06(d).

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patents” means all letters patent and patent applications and invention disclosures in the United States and all other countries (and all letters patent that issue therefrom), including all provisionals, reissues, reexaminations, extensions, renewals, substitutions, divisions and continuations (including continuations-in-part and continuing prosecution applications), for the full term thereof, together with the right to claim priority therefrom or the benefit thereof, and the inventions disclosed or claimed in any of the foregoing, which are owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth, with respect to plan years ending prior to the effective date of the Pension Act, in Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that (a) is maintained or is contributed to by the Borrower or any ERISA Affiliate, and (b) is either covered by Title IV of ERISA or subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means any Investments consisting of any Acquisition by any Transaction Party, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related or complimentary line of business as the Transaction Parties were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent shall have received all items in respect of the Equity Interests and property acquired (including the property of any Person acquired) in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14 , (d) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter for which financial statements are required to be provided hereunder in a form reasonably satisfactory to the Administrative Agent, and (f) the representations and warranties made by the Transaction Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be so true and correct as of such earlier date.

“Permitted Liens” means, at any time, Liens in respect of property of any Transaction Party permitted to exist at such time by the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property Securities Register” means the register established under section 147 of the PPSA.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate, or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or has any liability.

“PPS Law” means (a) the PPSA and any regulation made at any time under the PPSA, including the PPS Regulations (each as amended from time to time), and (b) any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in clause (a).

“PPS Regulations” means the Personal Property Securities Regulations 2010 (Cth).

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Product” means any test strips manufactured and/or sold by or on behalf of any Transaction Party or services rendered developing test strips by any Transaction Party.

“Product Authorizations” means any and all approvals or clearances (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, notifications, registrations, certifications or authorizations of any Governmental Authority or Notified Body necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.

“Proprietary Databases” means any material non-public proprietary database that is owned by any Transaction Party or that any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Proprietary Software” means any proprietary software, other than any software that is generally commercially available, off-the-shelf and/or open source including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Purchase Money Debt” has the meaning specified in Section 8.03(e).

“Purchase Money Liens” has the meaning specified in Section 8.01(i).

“Register” has the meaning specified in Section 12.06(c).

“Regulatory Agency” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale, research, development, importation, storage, labeling, promotion, testing, packaging, purchasing or other commercialization activities relating to any Product of any of the Transaction Parties, including the FDA and all similar agencies in other jurisdictions.

“Regulatory Authorizations” means any and all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agency or Notified Body, including all Product Authorizations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representative Member” has the meaning specified in the GST Act.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer, chief scientific officer or treasurer of a Transaction Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b) (and, by way of example and for purposes of clarification, not for purposes of determining the “knowledge” of any Transaction Party), the secretary, any assistant secretary or any director of a Transaction Party. Any document delivered hereunder that is signed by a Responsible Officer of a Transaction Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Transaction Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Transaction Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Transaction Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Transaction Party, any arrangement, directly or indirectly, with any Person whereby the Transaction Party shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by the Parent, as amended or modified from time to time in accordance with the terms hereof.

“Service Fee Reports” means reports received by the Borrower from LifeScan pursuant to Section 11.1(c) of the LifeScan Master Services and Supply Agreement.

“Siemens” means Siemens Healthcare Diagnostics, Inc.

“Siemens Collaboration Agreement” means the Collaboration Agreement, dated as of September 9, 2011, between the Borrower and Siemens, as amended as of the Closing Date.

“Siemens Milestone Payments” means milestone payments paid by Siemens to the Borrower after the date of this Agreement as set out in Annex 7.1 (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof) to the Siemens Collaboration Agreement.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specific Security Deed” means the specific security deed dated on or about the date of this Agreement granted by the Parent in favor of the Administrative Agent (for the benefit of the holders of the Obligations).

“Subsidiary” of a Person means (a) in respect of the Borrower and any Transaction Party incorporated in Australia, a subsidiary as defined in section 46 of the Corporations Act, or (b) in respect of each other Transaction Party, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TAA” means the Taxation Administration Act 1953 (Cth).

“Tax Act” means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) (as applicable).

“Tax Consolidated Group” means a “consolidated group” or “MEC group” (as defined in the Tax Act) of which a Transaction Party is or becomes a member.

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means, at any time, the greater of $1,500,000 and an amount equal to five percent (5%) of the total annual revenue of the Parent and the Transaction Parties reflected in the audited consolidated statements of comprehensive income of the Parent and the Transaction Parties for the last fiscal year ended prior to such time and delivered pursuant to Section 5.01(c) or Section 7.01, as the case may be, except that the “Threshold Amount” for the purposes of Section 9.01(f) shall mean $1,000,000.

“Title Documents” means each certificate, confirmation, grant, assurance, conveyance, deed and other document of title or evidencing title to, or rights to acquire, possess, use or dispose of, any Collateral.

“TFA” means a tax funding agreement between members of a Tax Consolidated Group which includes: (a) reasonably appropriate arrangements for the funding of tax payments by the head company (as defined in the Tax Act) having regard to the position of each member of the Tax Consolidated Group; (b) an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group; and (c) an undertaking from the head company to pay all group liabilities (as described in section 721-10 of the Tax Act) of the Tax Consolidated Group before the members of the Tax Consolidated Group make any payments to the head company under the agreement.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Outstanding Amount of the Initial Term Loans, and the Outstanding Amount of all Delayed Draw Loans, in each case, of such Lender at such time.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all common law rights that can be claimed therefrom, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) which are owned by any Transaction Party or which any Transaction Party is licensed, authorized or otherwise granted rights under or to as of the Closing Date, or subsequent thereto.

“Transaction Parties” means, collectively, the Borrower and each Guarantor.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“TSA” means an agreement between the members of a Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the Tax Act and complies with the Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Tax Act.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents held by the Transaction Parties in one or more deposit accounts subject to Account Control Deeds or Deposit Account Control Agreements in favor of the Administrative Agent for the benefit of the Lenders.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Verio Quarterly Service Fees” means, with respect to any fiscal quarter, Quarterly Service Fees, as defined in the LifeScan Master Services and Supply Agreement, earned by the Borrower in such fiscal quarter.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may have been suspended by the happening of such a contingency.

“Warrants” means those certain warrants to purchase common stock of the Parent issued to the Lenders on the Closing Date and substantially in the form of Exhibit B-4 (the “Warrants”). The Warrants shall have the rights set forth therein and shall be in the respective amounts set forth on Schedule 2.01.

“Websites” means all websites that any Transaction Party shall operate, manage or control through a Domain Name, including, with respect thereto and without limitation, all associated content, elements, data, information, materials, hypertext markup language (HTML), programming code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Website Agreement” means all agreements between any Transaction Party and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to any Transaction Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code (or any equivalent provision of any other Law).

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in an Investment Document to Clauses, Articles, Sections, Exhibits and Schedules shall be construed to refer to Clauses, Articles and Sections of, and Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property (having its ordinary meaning) and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section and clause headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the Audited Financial Statements.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

ARTICLE II.

THE COMMITMENTS

2.01 Commitments and Warrants.

(a) Initial Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of an initial term loan (the “Initial Term Loan”) on the Closing Date in Dollars in an amount equal to such Lender’s Initial Term Loan Commitment.

(b) Delayed Draw Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (i) its portion of a delayed draw term loan (the “Delayed Draw Tranche A Loan”) on the Delayed Draw Tranche A Closing Date in Dollars in an amount equal to such Lender’s Delayed Draw Tranche A Commitment and (ii) its portion of a delayed draw term loan (the “Delayed Draw Tranche B Loan,” together with the Initial Term Loan and the Delayed Draw Tranche A Loan, collectively, the “Loans”) on the Delayed Draw Tranche B Closing Date in Dollars in an amount equal to such Lender’s Delayed Draw Tranche B Commitment. Amounts repaid on the Loans may not be reborrowed.

(c) The Borrower and Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $15,000,000, on the Closing Date (i) the Borrower shall sell to the Lenders, and the Lenders shall purchase from the Borrower, the Initial Term Notes and (ii) the Borrower shall sell to the Lenders, and the Lenders shall purchase from the Borrower, the Warrants, in each case, in the respective amounts and purchase prices set forth opposite each Lender’s name on Schedule 2.01. Furthermore, the Borrower and the Lenders hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of each Initial Term Note is determined pursuant to Section 1272-1275 of the Internal Revenue Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Warrants within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $985,095. The parties hereto agree to report all income tax matters with respect to the issuance of the Notes and the Warrants consistent with the provisions of this Section 2.01(c) unless otherwise required due to a change in applicable Law.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. (i) on the requested date of the Borrowing of the Initial Term Loan, and (ii) at least fifteen (15) Business Days in advance of the requested date of the Borrowing of the Delayed Draw Tranche A Loan or the Delayed Draw Tranche B Loan, as the case may be. Such Loan Notice (whether telephonic or written) shall specify the requested date of the Borrowing (which shall be a Business Day) and shall be for the entire amount of the Initial Term Loan, the Delayed Draw Tranche A Loan or the Delayed Draw Tranche B Loan, as the case may be.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 5.01, 5.02, 5.03 and 5.04, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03 Prepayments.

(a) Voluntary Prepayments. The Loans may not be voluntarily prepaid on or prior to the second anniversary of the Closing Date, except pursuant to Section 2.03(c). After the second anniversary of the Closing Date, subject to the payment of any prepayment premium as required under Section 2.03(d), the Borrower may, upon notice from the Borrower to the Administrative Agent, voluntarily prepay the Obligations, in whole or in part; provided that (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a minimum principal amount of $2,500,000 and integral multiples of $500,000 in excess thereof (in each case, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by all accrued interest on the amount prepaid (it being understood and agreed that if any prepayment is made on a day other than the last Business Day of a calendar month, such prepayment shall be accompanied by, in addition to all accrued interest on the amount prepaid, all interest that would have accrued on the amount prepaid had such prepayment been made on the last Business Day of such calendar month rather than the date upon which such prepayment was actually made), and the prepayment premium required under Section 2.03(d). Each such prepayment shall be applied first to all costs, expenses, indemnities and other amounts due and payable hereunder, if any, then to payment of default interest, if any, then to payment of prepayment premium required by Section 2.03(d), then to payment of accrued interest and thereafter to the payment of principal. Each such prepayment shall be applied to the Initial Term Loan and Delayed Draw Loans of the Lenders on a pro rata basis, and shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments.

(i) Incurrence of Indebtedness. The Borrower shall prepay the Obligations (including amounts due pursuant to Section 2.03(d)) in an aggregate amount equal to 100% of the Net Cash Proceeds of any incurrence of Indebtedness by any Transaction Party, other than Indebtedness permitted by Section 8.03. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Obligations (including amounts due pursuant to Section 2.03(d)) in an aggregate amount equal to (x) 100% of the Net Cash Proceeds of any Disposition (other than an Involuntary Disposition) by any Transaction Party; and (y) 100% of the Net Cash Proceeds of any Involuntary Disposition by any Transaction Party, to the extent such Net Cash Proceeds from such Involuntary Disposition are not reinvested (or committed to be reinvested) in Eligible Assets within 3 months of the date of such Involuntary Disposition (and, if so committed to be reinvested, such reinvestment is not completed within 3 months thereafter); provided, however, that, to the extent no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.03(b)(ii), the Borrower shall not be required to prepay the Obligations pursuant to this Section 2.03(b)(ii) with Net Cash Proceeds received in connection with the following events: (A) Dispositions (including Involuntary Dispositions for which the Net Cash Proceeds are not reinvested as provided above) in an aggregate amount not to exceed $500,000 in any fiscal year or $2,500,000 during the term of this Agreement and (B) Dispositions (including Involuntary Dispositions) of the assets set forth on Schedule 8.05. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii) Extraordinary Receipts. The Borrower shall prepay the Obligations (including amounts due pursuant to Section 2.03(d)) in an aggregate amount equal to 100% of the Net Cash Proceeds of any Extraordinary Receipt (other than any receipts of any Disposition or Involuntary Disposition), to the extent, with respect to any property insurance proceeds constituting Extraordinary Receipts, such proceeds are not reinvested (or committed to be reinvested) in assets to repair or replace the assets that caused such insurance proceeds to be paid within 3 months of the date of receipt of such proceeds

(and, if so committed to be reinvested, such reinvestment is not completed within 3 months thereafter). Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under Section 2.03(b)(i), (ii) and (iii) shall be applied first to all costs, expenses, indemnities and other amounts due and payable hereunder, if any, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts: default interest, if any, prepayment premium required by Section 2.03(d), and accrued interest and principal. Each such prepayment shall be applied to the Initial Term Loan and Delayed Draw Loans of the Lenders on a pro rata basis, and shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower may, at its option and upon notice from the Borrower to the Administrative Agent, and shall, at the direction of the Required Lenders sent to the Borrower within ten Business Days after such Change of Control, immediately prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(d), all outstanding costs, expenses, indemnities and other Obligations outstanding at such time. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(d) Prepayment Premiums.

(i) Prepayments on or Before Second Anniversary. If all or any portion of the Obligations become due and payable pursuant to Section 2.03(b), Section 2.03(c) or Section 9.02 on or prior to the second anniversary of the Closing Date, the Borrower shall pay to the Lenders for their respective ratable accounts, on the date on which such prepayment is due and payable, in addition to the other Obligations so repaid, a prepayment premium in an amount equal to twenty percent (20%) multiplied by the principal amount of the Loans due and payable on such date.

(ii) Prepayments After Second Anniversary. If all or any portion of the Obligations becomes due and payable pursuant to Section 2.03(a) upon delivery of a notice of prepayment, Section 2.03(b), Section 2.03(c) or Section 9.02 after the second anniversary of the Closing Date, then the Borrower shall pay to the Lenders for their respective ratable accounts, on the date on which such prepayment is due and payable, in addition to accrued and unpaid interest on the principal amount so repaid and other Obligations repaid pursuant to such Sections, a prepayment premium determined in accordance with the following:

pp=pmt times (0.15 – (months times (0.15 divided by 36)))

Where,

“pp” = prepayment premium payable

“pmt” = the amount of principal of the prepayment

“months” = the number of months (rounded down to the nearest whole number) elapsed from the second anniversary of the Closing Date to the date upon which the prepayment is made

2.04 Repayment of Loans.

The Borrower shall repay the outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all other Obligations (other than contingent indemnification obligations for which no claim has been asserted), on the Maturity Date.

2.05 Interest.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, the Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to ten and one-half percent (10.5%) per annum.

(b) Default Rate. During the existence of any Event of Default, all outstanding Obligations at all times during the existence of such Event of Default shall bear interest at an interest rate per annum equal to thirteen percent (13.0%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws.

(c) Interest on the Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law or any proceedings arising out of or in connection with an Insolvency Event. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

2.06 Fees.

(a) Upon the funding of the Initial Term Loan, the Borrower shall pay to the Lenders for their respective ratable accounts, a fee equal to two and one-half percent (2.5%) of their aggregate Commitments (as of immediately prior to their funding of the Initial Term Loan). Such fee, shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(b) The Borrower shall pay to the Lenders for their respective ratable accounts a commitment fee, accruing at a rate equal to two percent (2.0%) per annum of the aggregate unfunded Commitments of the Lenders during the period from and including the date hereof to but excluding the earlier of January 30, 2015 and the date on which such aggregate unfunded Commitments are reduced to zero (the “Commitment Fee Termination Date”). Commitment fees under this clause (b) accrued through and including any Interest Payment Date shall be paid on such Interest Payment Date, and Commitment fees under this clause (b) accrued through the Commitment Fee Termination Date shall be paid on such date.

(c) The Borrower shall pay to the Lenders in the aggregate for their respective ratable accounts, an amount equal to thirty percent (30.0%) of the Siemens Milestone Payments,

payable within ten Business Days after such amounts are paid (including any payment by way of setoff or other credit against amounts owed by the Borrower or any of its Affiliates to Siemens or any of its Affiliates), up to a maximum of $600,000 in the aggregate.

2.07 Computation of Interest.

All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Loans for the day on which such Loan is made, and shall not accrue on the Loans, or any portion thereof, for the day on which such Loan or such portion is paid.

2.08 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of the Initial Term Loan, be in the form of Exhibit B-1 (an “Initial Term Note”), (ii) in the case of the Delayed Draw Tranche A Loan, be in the form of Exhibit B-2 (a “Delayed Draw Tranche A Note”) and (iii) in the case of the Delayed Draw Tranche B Loan, be in the form of Exhibit B-3 (a “Delayed Draw Tranche B Note”, and, together with the Initial Term Notes and the Delayed Draw Tranche A Notes, the “Notes”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest and prepayment premiums on the Loans and all other Obligations payable by any Transaction Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders. The Transaction Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to a Transaction Party (as to which the provisions of this Section shall apply).

Each Transaction Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to its compliance with the other terms and conditions hereof, exercise against such Transaction Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Transaction Party in the amount of such participation.

2.11 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III.

TAXES

3.01 Taxes.

(a) Subject to Section 3.01(d), any and all payments by or on behalf of the Transaction Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders or to any payments to be made by the Transaction Parties under the Loan Documents, and all liabilities with respect thereto, excluding, (i) income taxes imposed on the net income of a Lender, (ii) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than any activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document, and (iii) United States backup withholding taxes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). All sums payable by any Transaction Party under this Agreement shall be paid in full without set-off or counterclaim and free and clear of and without any deduction or withholding for or on account of any tax. If any Transaction Party or any other person is required by any law or regulation to make any deduction or withholding from any payment, such Transaction Party shall together with such payment pay an additional amount so that each of the Lenders receives free and clear of any tax the full amount which it would have received if no such deduction or withholding had been required. Such Transaction Party shall pay to the relevant taxing or other authority the full amount of the deduction or withholding made by it and promptly forward to each of the Lenders copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority before the date on which penalties attach thereto.

(b) Subject to Section 3.01(d), the Transaction Parties will pay to the relevant Governmental Authority in accordance with applicable Law any current or future stamp duties or transaction taxes that arise in relation to any Loan Documents or transactions contemplated by such Loan Documents or any other excise or property taxes, charges or similar levies that arise from payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”). For purposes of clarification, the payment of any taxes relating to the Warrant, including without limitation any stamp duties, stamp duty taxes or other transaction taxes that relate to the Warrant and any shares issuable upon the exercise thereof or in connection therewith, are addressed in the Warrant and shall not be deemed to be Taxes or Other Taxes for purposes hereof.

(c) The Transaction Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorneys’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor. The Transaction Parties shall have the right to receive that portion of any refund of any Taxes or Other Taxes received by a Lender for which any Transaction Party has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Transaction Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender. The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes; provided, however, that if the Borrower requests that the Lender make a claim for any refund of any Taxes or Other Taxes, the Lender shall use reasonable efforts to make such a claim at the expense of the Borrower. For the avoidance of doubt, if any GST is payable in relation to any supply that is made (or deemed to be made) by a Lender under or in connection with this Agreement, the Loan Documents or the transactions contemplated hereby and thereby, the Transaction Parties shall pay to the Lender an additional amount equal to the GST payable on the supply at the same time and in the same manner as the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided.

(d) Notwithstanding anything in this Section 3.01 to the contrary, in the event of an assignment by a Lender of all or a portion of its rights and obligations under this Agreement and the other Loan Documents, the Borrower shall not be obligated to pay additional amounts or Other Taxes pursuant to Section 3.01(a) or Section 3.01(b) hereof, or otherwise indemnify an assignee of a Lender for Taxes or Other Taxes pursuant to Section 3.01(c) hereof, to the extent such payment or indemnity would be in excess of what Borrower would have been required to pay or indemnify absent such assignment.

(e) If, after the date hereof, any Lender is entitled to an exemption from, or reduction in the rate of, the imposition, deduction or withholding of any Taxes with respect to payments hereunder or under any other Loan Document, such Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and duly executed documentation provided to such Lender by Borrower as will permit such payments to be made without imposition, deduction or withholding of such Taxes or at a reduced rate provided that completing such documentation does not result in any adverse effect to such Lender, as reasonably determined by such Lender.

3.02 Survival.

Each party’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IV.

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted)), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above until the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of external (but not internal) counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V.

CONDITIONS PRECEDENT TO BORROWING

5.01 Conditions of Borrowing of Initial Term Loan and Purchase of Warrants.

This Agreement shall become effective upon and the obligation of each Lender to make its portion of the Initial Term Loan on the Closing Date and to purchase the Warrants is subject to satisfaction of the following conditions precedent:

(a) Investment Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Investment Documents, each properly executed by the Borrower in accordance with section 127 of the Corporations Act and by a Responsible Officer of each other signing Transaction Party and each other party to such Investment Documents, including, without limitation, the Warrants duly executed and issued by the Parent, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of (i) legal counsel to the Transaction Parties and (ii) any special or local counsel as the Lenders may reasonably require, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c) Financial Statements. The Administrative Agent shall have received:

(i) the Audited Financial Statements;

(ii) unaudited consolidated financial statements of the Parent and the other Transaction Parties for the fiscal quarters ended March 31, 2013 and June 30, 2013, including consolidated condensed balance sheets and consolidated condensed statements of comprehensive income, consolidated condensed statements of changes in stockholders’ equity and comprehensive income, and consolidated condensed statements of cash flows (the “Interim Financial Statements”); and

(iii) a summary of the aggregate number of blood glucose strips sold and the Verio Quarterly Service Fees earned by the Borrower included in all Service Fee Reports with respect to the monthly periods ended July 31, 2013, August 31, 2013 and September 30, 2013.

(d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2012 in the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Transaction Parties, taken as a whole.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Transaction Parties, threatened in any court or before an arbitrator or Governmental Authority against any Transaction Party or its assets, and there shall be no legal or regulatory development that would reasonably be expected to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) in relation to the Borrower, a verification certificate for the Borrower in substantially the form of Exhibit F, properly completed and with all required attachments, duly signed by two directors of the Borrower and dated no earlier than two Business Days before the Closing Date;

(ii) copies of the Organization Documents of each Transaction Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Transaction Party to be true and correct as of the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Transaction Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Investment Documents to which such Transaction Party is a party; and

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Transaction Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation (to the extent that the concept of good standing is applicable in such state).

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Transaction Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) Uniform Commercial Code and Personal Property Securities Register financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed and undated blank transfer forms attached thereto;

(iv) each Title Document in respect of the Collateral, which the parties hereto agree shall consist solely of share certificates for all the issued share capital of the Borrower, together with executed undated blank transfer forms for all shares;

(v) a certified copy of the share register maintained by the Borrower and any Subsidiary of the Borrower in respect of all shares issued by it;

(vi) satisfactory results of all searches, enquires and requisitions on the Administrative Agent’s behalf with respect to the Parent and the Borrower and the Collateral of the Parent and the Borrower, including all searches of the Personal Property Securities Register in respect of the Collateral and the Parent and the Borrower;

(vii) searches of ownership of, and Liens on, IP Rights of each Transaction Party in the appropriate governmental offices;

(viii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Transaction Parties;

(ix) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(x) duly executed Account Control Deeds and Deposit Account Control Agreements, as required by Section 7.16.

(h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Transaction Parties evidencing liability and casualty insurance meeting the requirements set forth in Section 7.07.

(i) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 5.01(d), (e) and (k) and Sections 5.02(a) and (b) have been satisfied, (ii) the Transaction Parties (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent, individually and on a consolidated basis, and (iii) as of the Closing Date, the Transaction Parties have no Indebtedness for borrowed money, other than Indebtedness under the Loan Documents, and Indebtedness permitted by Section 8.03.

(j) Disqualified Stock. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, that as of the Closing Date no Transaction Party has outstanding any Disqualified Stock.

(k) Governmental and Third Party Approvals. The Transaction Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any Transaction Party or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(l) [Reserved].

(m) Fees. Receipt by the Lenders of any fees required to be paid on or before the Closing Date (it being understood that certain such fees shall be paid on the Closing Date from the proceeds of the Initial Term Loan).

(n) [Reserved].

(o) Attorney Costs. The Borrower shall have paid all reasonable out-of-pocket fees, charges and disbursements of the Administrative Agent and the Lenders (including of outside counsel) incurred prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings, not to exceed $200,000.

(p) Other. Receipt by the Administrative Agent and the Lenders of such other customary documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions Precedent to All Borrowings.

The obligation of each Lender to make its portion of each advance of the Loans is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Transaction Party contained in Article VI or any other Investment Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except that (x) any such representation and warranty that is qualified by materiality or a reference to Material Adverse Effect shall be true and correct in all respects on and as of the date of such Borrowing and (y) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (except that any such representation and warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects as of such earlier date).

(b) No Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

The Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of such Borrowing.

5.03 Additional Conditions Precedent to Delayed Draw Tranche A Borrowing.

The obligation of each Lender to make its portion of the Delayed Draw Tranche A Loan on the Delayed Draw Tranche A Closing Date is subject to the following conditions precedent (in addition to the conditions set forth in Section 5.02):

(a) Revenue Threshold. Verio Quarterly Service Fees and Coagulation Manufacturing Revenues for the immediately preceding fiscal quarter of the Borrower shall not be less than $1,800,000 in the aggregate.

(b) Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the condition specified in Section 5.03(a) has been satisfied, attaching any backup documentation reasonably requested by the Administrative Agent supporting such calculations.

(c) Delayed Draw Tranche A Closing Date. The Delayed Draw Tranche A Closing Date shall be (i) within 30 days after the end of any fiscal quarter of the Borrower in which the condition set forth in Section 5.03(a) above has been met, and (ii) on or before January 30, 2015.

5.04 Additional Conditions Precedent to Delayed Draw Tranche B Borrowing.

The obligation of each Lender to make its portion of the Delayed Draw Tranche B Loan on the Delayed Draw Tranche B Closing Date is subject to the following conditions precedent (in addition to the conditions listed in Section 5.02):

(a) Revenue Threshold. Verio Quarterly Service Fees and Coagulation Manufacturing Revenues for the immediately preceding fiscal quarter of the Borrower shall not be less than $2,500,000 in the aggregate.

(b) Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the condition specified in Section 5.04(a) has been satisfied, attaching any backup documentation reasonably requested by the Administrative Agent supporting such calculations.

(c) Delayed Draw Tranche B Closing Date. The Delayed Draw Tranche B Closing Date shall be (i) within 30 days after the end of any fiscal quarter of the Borrower in which the condition set forth in Section 5.04(a) above has been met, and (ii) on or before January 30, 2015.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Transaction Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Transaction Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that the concept of good standing is applicable in such jurisdiction), (b) has (x) all requisite power and authority and (y) all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent that the concept of good standing is applicable in such jurisdiction); except in each case referred to in clause (b)(y)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Transaction Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material respect, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Transaction Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable notices pursuant to federal and state securities laws with respect to the Warrants.

6.04 Binding Effect.

Each Investment Document has been duly executed and delivered by each Transaction Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Transaction Party that is party thereto, enforceable against each such Transaction Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Transaction Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present the financial condition of the Transaction Parties as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.06 Litigation; Labor Matters.

(a) There are no actions, suits, proceedings, claims or disputes pending, threatened in writing or, to the knowledge of the Transaction Parties, contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Transaction Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) if determined adversely would reasonably be expected to have a Material Adverse Effect.

(b) There are no labor controversies pending, threatened in writing or, to the knowledge of the Transaction Parties, contemplated against any Transaction Party that would reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) No Transaction Party is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Transaction Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Transaction Party is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) No Transaction Party has received any written notice or inquiry, or to the knowledge of the Transaction Parties any verbal notice or inquiry, from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with any applicable Environmental Laws with regard to any of the Facilities or the Businesses, nor to the knowledge of the Transaction Parties is any such notice being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Transaction Party in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Transaction Parties, threatened, under any applicable Environmental Law to which any Transaction Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Transaction Party, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Transaction Party in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under any applicable Environmental Laws.

6.10 Insurance.

The properties of the Transaction Parties are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Transaction Party operates. The insurance coverage of the Transaction Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

(a) The Transaction Parties have filed all federal, state and other material tax returns and reports required to be filed in each jurisdiction in which it is incorporated or operates, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable in each jurisdiction in which it is incorporated or operates, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The Transaction Parties have not received any written notice of, and do not otherwise have knowledge of, any proposed tax assessment against any Transaction Party that would, if made, reasonably be expected to have a Material Adverse Effect. No Transaction Party is party to any tax sharing agreement.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Laws. Each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (if any) has received a favorable and up-to-date determination letter from the Internal Revenue Service, or is a pre-approved plan that is permitted to rely on a favorable up-to-date opinion letter, to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is pending with the Internal Revenue Service. To the knowledge of the Transaction Parties, with respect to any Pension Plan that is qualified or intended to be qualified under Section 401(a) of the Internal Revenue Code, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Transaction Parties, threatened claims, actions or lawsuits, or action by any individual or Governmental Authority with respect to any Plan, other than participant claims for benefits in the ordinary course, that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) To the extent ERISA is applicable to any Transaction Party or Plan, (i) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) was eighty percent (80%) or higher, and neither the Borrower nor any other Transaction Party has knowledge of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below eighty percent (80%) since the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments that have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan sponsor or administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of the Parent and each of its Subsidiaries (including the Borrower), together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Transaction Party and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Transaction Party are validly issued, fully paid and non-assessable.

(b) As of the Closing Date, except as described on Schedule 6.13(b)(i), there are no outstanding commitments or other obligations of any Transaction Party to issue, and no rights of any Person to acquire from a Transaction Party, any shares of any Equity Interests of any Transaction Party. Except as set forth on Schedule 6.13(b)(ii) and as contained in the Warrants, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of the Parent with respect to the issuance of the Warrants and all such rights have been effectively waived with regard to the issuance of the Warrants. There are no agreements (voting or otherwise) among the Transaction Parties’ equity holders and any Transaction Party with respect to any other aspect of the Transaction Parties’ affairs, except as set forth on Schedule 6.13(b)(iii).

6.14 Margin Regulations; Investment Company Act; Federal Fair Labor Standards Act

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of any Transaction Party or any Person Controlling any Transaction Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) To the extent applicable to the Borrower, the Borrower has complied in all material respects with the Federal Fair Labor Standards Act.

6.15 Disclosure.

No report, financial statement, certificate or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Transaction Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Investment Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial projections, estimates, budgets or other forward-looking information, the Transaction Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Transaction Parties, that no assurance can be given that any particular projection, estimate, budget, forecast or forward looking statement will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets, forecasts or forward looking statements may differ significantly from the projected results and such differences may be material).

6.16 Compliance with Laws.

Each Transaction Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Set forth on Schedule 6.17(a) is a complete and accurate list of all Material IP Rights in each the following categories, together with relevant identifying information for each item (with respect to items under or to which any Transaction Party is licensed, authorized or otherwise granted rights, to the extent such information is in the possession of the Transaction Parties): (i) Copyrights, (ii) Trademarks, (iii) Patents, (iv) Domain Names, (v) Proprietary Software, (vi) Websites, and (vii) Copyright Licenses, Trademark Licenses, Patent Licenses, Website Agreements and Other IP Agreements.

(b) All Material IP Rights which are owned by any Transaction Party and, to the knowledge of the Transaction Parties, all Material IP Rights under or to which any Transaction Party is licensed, authorized or otherwise granted rights are in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned. Each of the Transaction Parties has, since taking title to the Material IP Rights which are owned by any Transaction Party, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain such Material IP Rights in full force and effect in applicable countries throughout the world, or have caused others to do the same. All documents filed or recorded with a patent office or other relevant intellectual property registry for registration, recordation or issuance of Material IP Rights which are owned by any Transaction Party and, to the knowledge of the Transaction Parties, Material IP Rights under or to which any Transaction Party is licensed, authorized or otherwise granted rights have been duly and properly filed and recorded. No Transaction Party (and to the knowledge of the Transaction Parties no other Person) has received any written notice, or, to the knowledge of the Transaction Parties, any oral notice, that any of the Material IP Rights which are owned by any Transaction Party or, to the knowledge of the Transaction Parties, any of the Material IP Rights under or to which any Transaction Party is licensed, authorized or otherwise granted rights have been or are subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts, or when any such pending dispute is concluded may adversely restrict, the use, transfer, registration, licensing or other exploitation of any such Material IP Rights, or otherwise adversely affects, or may adversely affect, the scope, validity, use, right to use, registrability, or enforceability of such Material IP Rights. No action or proceeding is pending that could result in any of the foregoing.

(c) The Transaction Parties own all Material IP Rights which are owned by any Transaction Party, free and clear of any and all Liens (except Permitted Liens), and the Transaction Parties have a valid license to all Material IP Rights under or to which any Transaction Party is licensed, authorized or otherwise granted rights, free and clear of any and all Liens (except Permitted Liens). To the extent any of the Material IP Rights owned by the Transaction Parties were authored, developed, conceived or created, in whole or in part, for or on behalf of a Transaction Party by any Person (other than a Transaction Party), then such Transaction Party has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material IP Rights to such Transaction Party. Except as otherwise indicated on Schedule 6.17(c), each Transaction Party is the sole and exclusive owner of all right, title and interest in and to all such Material IP Rights that are owned by it.

(d) No Transaction Party has made any assignment or agreement in conflict with the security interest in the IP Rights of such Transaction Party hereunder and no license agreement with respect to any of the Material IP Rights conflicts with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Collateral Documents. Except as described on Schedule 6.17(d), and except for software that is commercially available to the public, no Transaction Party is a party to, nor is bound by, any inbound license or other similar agreement, the failure, breach or termination of which would reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts the Transaction Parties from granting a security interest in the applicable Transaction Party’s interest in such license or agreement or any other property.

(e) Except as set forth on Schedule 6.17(e), to the Borrower’s knowledge, no Person is infringing, misappropriating, violating or diluting any Material IP Rights, and the Borrower has not given notice to any third party alleging that such third party is infringing, misappropriating, violating, or diluting any Material IP Rights.

(f) With respect to each Copyright License, Trademark License, Patent License, Website Agreement, and other IP Rights Agreement listed on Schedule 6.17(a), such agreement (i) is in full force and effect and is binding upon and enforceable against the Transaction Parties party thereto and all other parties thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, (ii) has not been amended or otherwise modified in any material respect (except as set forth on Schedule 6.17(a)) and (iii) is not currently suffering any default or breach thereunder by the Transaction Parties or, to the knowledge of the Transaction Parties, any other party thereto.

(g) Except as set forth on Schedule 6.17(g), no written claim, and, to the Borrower’s knowledge, no other claim, has been made that alleges that the Material IP Rights which are owned by any Transaction Party or, to the knowledge of the Transaction Parties, the Material IP Rights under or to which any Transaction Party is licensed, authorized or otherwise granted rights, or the conduct or operation of Transaction Parties’ business, including the development, manufacture, use, sale or other commercialization of any Product, materially infringes, misappropriates, violates, or dilutes any intellectual property or proprietary or other rights of that third party.

(h) The Transaction Parties have used commercially reasonable efforts and precautions to protect their interests in, and the value and confidentiality of their respective Confidential Information and Trade Secrets, including any source code for Proprietary Software.

6.18 Regulatory Matters.

(a) To the Transaction Parties’ knowledge, all material Regulatory Authorizations related to LifeScan’s OneTouch Verio System (including the test strips manufactured by Borrower) have been lawfully obtained and maintained, are validly registered and on file with the applicable Governmental Authority or Notified Body, are in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority or Notified Body.

(b) Except as set forth on Schedule 6.18(b) and without limiting the generality of any other representations and warranties made by the Transaction Parties, (i) the Products of the Transaction Parties comply in all material respects with (A) all applicable laws, rules, regulations, orders, injunctions and decrees of the FDA and other applicable Governmental Authorities, including all applicable requirements of state authorities and the FD&C Act and (B) all Product Authorizations and other Regulatory Authorizations; (ii) the Transaction Parties, and to the knowledge of the Transaction Parties, their respective suppliers and purchasers of the Products, including LifeScan, have not received any written notification from any Governmental Authority or Notified Body asserting that any Product lacks a required Product Authorization; (iii) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Transaction Party, or, to the knowledge of the Transaction Parties, their respective suppliers or purchasers of the Products, including LifeScan, with respect to the Products, and, to the knowledge of the Borrower, no events or circumstances have occurred or exist which could reasonably be expected to result in any adverse regulatory action against any Transaction Party or, to the knowledge of the Borrower, their respective suppliers or purchasers of the Products, including LifeScan, with respect to the Products; and (iv) without limiting the foregoing, (A) within the three (3) years prior to the Closing Date, the Delayed Draw Tranche A Closing Date or the Delayed Draw Tranche B Closing Date, as the case may be, no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like have been requested, demanded or ordered by any Governmental Authority or Notified Body with respect to any Products, and (B) within the three (3) years prior to the Closing Date, the Delayed Draw Tranche A Closing Date or the Delayed Draw Tranche B Closing Date, as the case may be, no criminal, injunctive, seizure, detention or civil penalty actions have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, there are no consent decrees (including plea agreements) which relate to any Products, and, to the knowledge of the Transaction Parties, no events or circumstances have occurred or exist which could reasonably be expected to result in the commencement of any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to the Products or for the issuance of any consent decrees. None of the Transaction Parties or, to the Borrower’s knowledge, any of their respective suppliers or purchasers of the Products, including LifeScan, is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable law, rule or regulation that would reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 6.18(c), in all material respects with respect to Products, (i) all design, manufacturing, storage, distribution, packaging, labeling, recordkeeping and other supply activities by the Transaction Parties and, to the Borrower’s knowledge, their respective suppliers relating to such Products have been conducted, and are currently being conducted, in material compliance with the applicable requirements of the FD&C Act and other requirements of the FDA and all other Governmental Authorities, including the applicable requirements of the Quality System Regulations of 21 C.F.R. Part 820 and any comparable requirements of other Governmental Authorities, (ii) none of the Transaction Parties, or, to the knowledge of the Borrower, any of their respective suppliers or purchasers of the Products, including LifeScan, has received written notice or threat of commencement of action by any Governmental Authority or Notified Body to withdraw its approval of or to enjoin production of the Products at any facility, and (iii) all applicable material post-approval and post-clearance procedures and activities applicable to the Transaction Parties have been carried out in accordance with the requirements of the Regulatory Authorizations and all applicable laws, rules and regulations. No Product sold by or in the inventory of any Transaction Party is adulterated or misbranded, all labeling, packaging (including inserts), product information, advertising and promotional materials and activities are in compliance in all material respects with applicable FDA and other Governmental Authority requirements (provided that, to the extent that any such inventory is currently subject to being re-labeled in the Borrower’s ordinary course of business, such re-labeling will not materially adversely affect any Transaction Party), and the Products are in material compliance with all classification, registration, listing, marking, tracking and audit requirements of the FDA and any other Governmental Authority.

(d) All studies, tests and preclinical and clinical trials conducted relating to the Products, in all material respects, by or on behalf of the Transaction Parties and, to the knowledge of the Borrower, their respective licensees, licensors and third party services providers and consultants, have been conducted, and are currently being conducted, in accordance with, where applicable, current Good Clinical Practices and current Good Laboratory Practices and other applicable laws, rules and regulations. None of the Transaction Parties, or, to the knowledge of the Borrower, any of their respective licensees, licensors or third party services providers or consultants, has received from the FDA or other applicable Governmental Authority any written notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

6.19 Solvency.

The Transaction Parties are Solvent individually and on a consolidated basis.

6.20 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.21 Key Contracts.

Full, complete and correct copies of the Key Contracts (including all exhibits and schedules thereto) have been provided to the Administrative Agent. The Key Contracts are legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally. No Transaction Party or, to the knowledge of the Transaction Parties, any other party to the Key Contracts is in breach thereof or in default thereunder.

6.22 Business Locations.

Set forth on Schedule 6.22(a) is a list of all real property that is owned or leased by the Transaction Parties as of the Closing Date. Set forth on Schedule 6.22(b) is the tax payer identification number, if any, and organizational identification number, if any, of each Transaction Party as of the Closing Date. The exact legal name and state of organization of each Transaction Party is as set forth on the signature pages hereto. No Transaction Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.23 OFAC.

No Transaction Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used to lend, contribute, provide or has been otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Athyrium or the Administrative Agent) of Sanctions.

6.24 Registration Rights; Issuance Taxes.

(a) The Borrower is under no requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(b) All taxes imposed on the Borrower in connection with the issuance, sale and delivery of the Loans and the Warrants have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by the Borrower.

6.25 Holding Company.

Except as set forth on Schedule 6.25, the Parent is a passive holding company with no operations, no assets (other than ownership of Equity Interests of the Borrower or other Subsidiaries and such immaterial assets as are incidental to its status as a holding company) and no liabilities (other than the Obligations under the Loan Documents and such immaterial liabilities as are incidental to its status as a holding company).

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Transaction Parties shall:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited consolidated balance sheets of the Parent and the Transaction Parties for the fiscal year ended, and the related consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and comprehensive income, and consolidated statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or any of the other so-called “Big 4” public accounting firms, or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern”, “qualified opinion report” or “adverse opinion report”; and

(b) as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, including consolidated condensed balance sheets of the Parent and the other Transaction Parties as at the end of such fiscal quarter and the related consolidated condensed statements of comprehensive income, consolidated condensed statements of changes in stockholders’ equity and comprehensive income, and consolidated condensed statements of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (as appropriate), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Transaction Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) as soon as available, and in any event within seventy-five (75) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Transaction Parties containing, among other things, projections for each quarter of such fiscal year during which such business plan and budget is delivered, with evidence of approval thereof by Borrower’s board of directors;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Transaction Party, debenture holders, any market licensee operating a financial market (as defined in Chapter 7 of the Corporations Act) or any overseas stock exchange or its creditors generally and copies of all annual, regular, periodic and special reports and registration statements which a Transaction Party files with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions, Involuntary Dispositions, Extraordinary Receipts and Acquisitions that occurred during the period covered by such financial statements;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letter or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of any Transaction Party, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of, or lender to, any Transaction Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Transaction Party, (x) copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Transaction Party and (y) copies of any material written correspondence or any other material written communication from any Regulatory Agency or other Governmental Authority addressed to a Transaction Party;

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Transaction Party, or compliance with the terms of the Investment Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; and

(i) promptly (and in any event, within ten (10) Business Days) after the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Transaction Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Transaction Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Transaction Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Transaction Party that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such

Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices.

(a) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within fifteen (15) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Transaction Party.

(e) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of: (i) any action, suit, proceeding, claim or dispute pending, threatened in writing or, to the knowledge of the Transaction Parties, contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Transaction Party or against any of their properties or revenues that (a) purports to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) if determined adversely would reasonably be expected to have a Material Adverse Effect; (ii) any proposal by any Governmental Authority to compulsorily acquire or assume all or any portion of any Transaction Party’s assets or any Collateral; (iii) any native title claim being proposed or made in respect of any Transaction Party’s real property; or (iv) the acquisition by any Transaction Party of any interest in real property (other than a lease for a term (including options) of less than three years).

(f) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Transaction Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any real properties and as to the compliance by any Transaction Party with Environmental Laws at such real properties. If the Transaction Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Transaction Parties hereby grant to the Administrative Agent and its representatives access to the real properties to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Transaction Parties on demand and added to the obligations secured by the Collateral Documents.

(g) No more than ten Business Days prior, and no less than five Business Days prior, to a Change of Control, notify the Administrative Agent and each Lender of any pending Change of Control.

(h) Promptly (and in any event, within ten (10) Business Days following the receipt by, or delivery by, a Transaction Party, as the case may be), (a) a summary of the aggregate number of blood glucose strips sold and the Verio Quarterly Service Fees earned by the Borrower included in any Service Fee Reports and (b) copies of any material written notice or material written correspondence relating to, or involving, the Key Contracts, including any notice alleging any breach of any Key Contract by any party thereto.

In connection with each notice pursuant to this Section 7.03(a) through (h), upon the request of the Administrative Agent and upon reasonable advance notice, the Borrower shall make available a Responsible Officer of the Borrower to discuss details of the occurrence referred to therein and what action the applicable Transaction Party has taken and proposes to take with respect thereto.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien (other than Permitted Liens) upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless (in the case of clauses (a), (b) and (c)) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Transaction Party.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or registration except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization (to the extent that the concept of good standing is applicable in such jurisdiction), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Take commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its registered IP Rights, which are owned by any Transaction Party, or IP Rights, which are owned by any Transaction Party, in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation or non-recourse of which would reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Transaction Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Transaction Party operates. The Administrative Agent shall be named as a named insured or loss payee, as its interests may appear, with respect to any casualty and property insurance, and additional insured, with respect to any liability insurance, and the Borrower shall use commercially reasonable efforts to cause the broker of any such insurance to use commercially reasonable efforts to give the Administrative Agent thirty (30) days’ prior written notice (or prompt written notice if the insurer provides less than thirty (30) days’ notice of the event to the broker) before any such policy or policies shall be adversely altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all requisite financial transactions and matters involving the assets and business of such Transaction Party, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Transaction Party.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 7.10, (b) the Administrative Agent shall not exercise such rights to discuss any matters with the Borrower’s independent public accountants more often than one time during any calendar year absent the existence of an Event of Default, and (c) the Borrower shall reimburse the Administrative Agent only for reasonable travel and travel-related expenses of up to two individuals related to one visit or inspection during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans (a) to finance working capital and capital expenditures, (b) to refinance existing Indebtedness of the Borrower, (c) to pay fees and expenses incurred in connection with the Loans and the Investment Documents and (d) for other general corporate purposes, provided that in no event shall the proceeds of the Loans be used in contravention of any Law or of any Investment Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Transaction Party and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other customary documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions, if any, of ERISA, the Internal Revenue Code, if any, and other applicable Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code, if any, to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, if any.

7.14 Pledged Assets.

(a) Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. (i) Cause all of its owned and leased real and personal property (having its ordinary meaning), other than Excluded Property, to be subject at all times to a perfected, first priority and, in the case of real property located in the United States, title insured Liens (it being understood and agreed that the Transaction Parties shall only be required to provide title insured Liens for leased real property upon the reasonable request of the Administrative Agent) in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 and Personal Property Securities Register financing statements, Title Documents (solely with respect to property acquired after the date hereof and, with respect to property located in Australia, to the extent required under Section 8.2(g) or (h) of the General Security Deed or Section 7.3(c) or (d) of the Specific Security Deed), real estate title insurance policies with respect to real property located in the United States, certificates of title, lease agreements, consents to lease agreements, surveys, environmental reports, landlord’s access agreements and waivers, certified resolutions and other organizational and authorizing documents of such Person, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Key Contracts and Material Contracts.

Comply in all material respects with each material Contractual Obligation of such Person (including, without limitation, each Contractual Obligation with respect to the Material IP Rights), except, with respect to material Contractual Obligations other than Key Contracts, in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.16 Accounts.

Cause all lock-box accounts, deposit accounts, securities accounts and commodities accounts of each Transaction Party to be subject to an Account Control Deed or a Deposit Account Control Agreement in favor of the Administrative Agent for the benefit of the Lenders.

7.17 Post-Closing Deliverables.

(a) The Transaction Parties shall use commercially reasonable efforts to deliver a fully executed Landlord Consent in favor of the Administrative Agent for the benefit of the Lenders as soon as reasonably practicable after the Closing Date (which the parties expect will be within sixty (60) days after the Closing Date).

(b) The Parent shall close all of its existing bank accounts as soon as reasonably practicable after the Closing Date (which the parties expect will be within thirty (30) days after the Closing Date).

(c) Within sixty (60) days after the Closing Date the Transaction Parties shall provide the Administrative Agent with:

(i) confirmation of the Transaction Parties’ membership of a GST Group and a Tax Consolidated Group and the identity of the Head Company of the Tax Consolidated Group and the Representative Member of the GST Group; and

(ii) external advice from an advisor that is reasonably acceptable to the Administrative Agent in relation to:

1. the eligibility of the Transaction Parties to be a member of a GST Group and a Tax Consolidated Group;

2. the eligibility of the Head Company of the Tax Consolidated Group to be the Head Company of the Tax Consolidated Group; and

3. the eligibility of the Representative Member of the GST Group to be the Representative Member of the GST Group.

If following receipt of the advice referred to in Section 7.17(c)(ii), the Administrative Agent reasonably determines that the Transaction Parties require any of an ITSA, a TSA or a TFA, then within seven (7) days of receipt of written notice of such determination from the Administrative Agent, the Transaction Parties will provide to the Administrative Agent with a draft of such agreement or agreements for approval by the Administrative Agent, acting reasonably. Promptly following approval of the form of the draft agreement or agreements by the Administrative Agent, the Borrower will provide a certified copy of the ITSA for each GST Group of which a Transaction Party is a member and a certified copy of each of the TSA and TFA for each Tax Consolidated Group of which a Transaction Party is a member, as applicable.

7.18 Further Assurances.

At the Transaction Parties’ expense and upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent any further instruments or documents and do and cause to be done any further acts that may be necessary or proper to carry out more effectively the provisions and purposes of this Agreement and each other Investment Document and to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Investment Document.

7.19 Tax Matters.

(a) ITSA.

If and to the extent that the Transaction Parties or the Administrative Agent determines pursuant to Section 7.17(c) that an ITSA is required, then once such an agreement has been executed the Transaction Parties shall:

(i) Ensure that all members of the GST Group are parties to a valid ITSA;

(ii) Ensure that all members of the GST Group comply with the terms of the ITSA of which it is a party.

(iii) Ensure that the ITSA is validly executed and is maintained in full force and effect while the GST Group is in existence.

(iv) Not amend or vary the ITSA without the Administrative Agent’s consent (such consent not to be unreasonably withheld where the amendment or variation would not materially adversely affect a Transaction Party’s cash flows or financial condition or materially increase its present or prospective indirect tax liabilities or liabilities under the ITSA).

(v) Provide a copy of the executed ITSA to the Administrative Agent within five (5) Business Days of the Administrative Agent’s request therefor.

(vi) Not cease to be a party to, or replace or terminate the ITSA, without the Administrative Agent’s consent.

(vii) Ensure that the ITSA is in the approved form as determined by the Commissioner of Taxation from time to time.

(viii) Ensure that Contribution Amounts are determined on a reasonable basis.

(ix) Ensure that the Representative Member provides a copy of the ITSA to the Commissioner of Taxation in the approved form required under section 388-50 in Schedule 1 of the Taxation Administration Act 1953 (Cth) within fourteen (14) days of request or within such other time required by the Commissioner of Taxation.

(b) TSA and TFA.

If and to the extent that the Transaction Parties or the Administrative Agent determines pursuant to Section 7.17(c) that any of a TSA and TFA is required then once such an agreement has been executed the Transaction Parties shall:

(i) Ensure that all members of the Tax Consolidated Group are parties to a valid TSA and TFA;

(ii) Not amend the TSA where such variation or amendment may result in it not being a TSA for the purposes of the Tax Act.

(iii) Not amend or vary the TSA or the TFA without the Administrative Agent’s consent (such consent not to be unreasonably withheld where the amendment or variation would not materially adversely affect a Transaction Party’s cash flows or financial condition or materially increase its present or prospective tax liabilities or liabilities under the TSA or TFA).

(iv) Not cease to be a party to, or replace or terminate, the TSA or TFA, without the Administrative Agent’s consent.

(v) Ensure that the Head Company provides a copy of the TSA to the Commissioner of Taxation in the approved form required under section 388-50 in Schedule 1 of the Taxation Administration Act 1953 (Cth) within 14 days of request or within such other time required by the Commissioner of Taxation.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Transaction Party shall, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified in Schedule 8.01);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords; provided that such landlords shall have waived their respective rights with respect to such liens pursuant to a landlord waiver agreement between such landlord and the Administrative Agent reasonably satisfactory to the Administrative Agent;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and other like obligations, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(i);

(i) Liens securing Purchase Money Debt (“Purchase Money Liens”); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (or any replacement or proceeds of such property) and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) leases or subleases of property granted in the ordinary course of business which do not secure payment or performance of an obligation;

(k) Liens of carriers, warehousemen, mechanics, materialmen, vendors, artisans and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet past due more than thirty (30) days or, if past due more than thirty (30) days, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(l) Liens consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(m) Liens representing the interest of any Person (other than any Transaction Party) in any property leased by such Person to a Transaction Party; and

(n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

8.02 Investments.

Make any Investments, except:

(a) Investments held by a Transaction Party in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments (other than cash Investments) by any Transaction Party in any other Person that is a Transaction Party prior to giving effect to such Investment;

(d) Cash Investments by a Transaction Party in another Transaction Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 8.03 (which guarantees, if applicable, shall be subordinated in a manner similar to the underlying Indebtedness);

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Borrower’s business;

(h) Investments not to exceed $500,000 in the aggregate in any fiscal year of the Borrower consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of a Transaction Party pursuant to employee stock purchase plan agreements approved by such Transaction Party’s board of directors;

(i) Investments consisting of any issuance by the Borrower to the Parent of any Borrower Equity Interest in connection with any payment made to the Borrower by or on behalf of any employee or director of any Transaction Party with respect to the issuance of any Parent Equity Interest to such employee or director; and

(j) Permitted Acquisitions and other Investments (including the aggregate consideration paid by the Transaction Parties for any Permitted Acquisitions, which aggregate consideration shall include, without limitation, all Earn-Out Obligations in respect of such Permitted Acquisitions) not exceeding $2,000,000 in any fiscal year of the Borrower, or $8,000,000 during the term of this Agreement.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Transaction Parties described on Schedule 8.03 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to fees and expenses reasonably incurred and provided that this prohibition against increases to the principal amount of Indebtedness shall not apply to Indebtedness solely to finance premium payments for insurance with respect to the Transaction Parties), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated to the Obligations on terms no less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(c) Indebtedness owing by any Transaction Party to any other Transaction Party, as a result of any Investment permitted under Section 8.02;

(d) obligations (contingent or otherwise) of any Transaction Party existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Transaction Parties to finance the purchase of machinery and equipment, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, plus an amount equal to a reasonable prepayment premium or other similar reasonable amount paid, plus fees and expenses reasonably incurred (collectively, “Purchase Money Debt”);

(f) Indebtedness in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations, and (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 8.05;

(g) Guarantees with respect to Indebtedness of the Transaction Parties permitted hereunder; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(h) other unsecured Indebtedness not permitted by any other clause of this Section 8.03 in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; provided that such amount shall be increased to $3,000,000 at any one time outstanding if, and for so long as the sum of the Verio Quarterly Service Fees and Coagulation Manufacturing Revenues for the immediately preceding fiscal quarter of the Borrower exceeds $5,000,000 in the aggregate; and

(i) (i) a liability on the balance sheet of the Parent and the other Transaction Parties from time to time which represents potential “make good” under the Borrower’s existing lease for real property in Australia and (ii) accruals on the balance sheet of the Parent and the other Transaction Parties from time to time for employee entitlements (including, without limitation, so called “long serve leave” and annual leave).

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, any Transaction Party may merge or consolidate with any other Transaction Party that is organized in the same jurisdiction.

8.05 Dispositions.

Make any Disposition (other than a Disposition of any of the assets listed on Schedule 8.05) unless (a) the Disposition is not of the Key Contracts, any rights thereunder, or any assets of the Borrower (including IP Rights) used or necessary thereunder, (b) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (c) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to such Disposition and (d) the fair market value of all of the assets sold or otherwise disposed of by the Transaction Parties in all such transactions occurring during the term of this Agreement shall not exceed $250,000 during any fiscal year of the Borrower.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Transaction Party may make Restricted Payments to any other Transaction Party;

(b) each Transaction Party other than the Parent may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c) each Transaction Party and each Subsidiary may make payments in respect of permitted Earn Out Obligations incurred in connection with any Permitted Acquisition permitted under Section 8.03;

(d) each Transaction Party may convert Equity Interests thereof (including warrants) into other Equity Interests thereof (other than Disqualified Stock) pursuant to the terms of such convertible Equity Interests (including pursuant to cashless exercise provisions); and

(e) a Transaction Party may repurchase stock from former employees or directors (or Persons who become former employees or directors) of such Transaction Party at or below market price at the time of repurchase pursuant to the terms of the applicable repurchase agreements (i) for cash in an aggregate amount not to exceed $250,000 in any fiscal year; provided that, in each case, no Event of Default has occurred or would exist after giving effect to any such repurchase, and (ii) as a cancellation of Indebtedness owed by such Persons to such Transaction Party, in an aggregate amount not to exceed the amount loaned by such Transaction Party to such Persons pursuant to Section 8.02(h)(ii), regardless of whether an Event of Default then exists.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Transaction Parties on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between and among the Transaction Parties that are otherwise permitted hereunder, (b) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (c) employment arrangements with executive officers approved by the Borrower’s board of directors and entered into in the ordinary course of Borrower’s business and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Transaction Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Transaction

Party, (iii) make loans or advances to any Transaction Party, (iv) sell, lease or transfer any of its property to any Transaction Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (vi) act as a Transaction Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Investment Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or governing any Purchase Money Debt described on Schedule 8.03 pursuant to Section 8.03(b), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, and (5) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale and (iv) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Transaction Party (other than Indebtedness arising under the Loan Documents, and/or any refinancing of Indebtedness permitted by Section 8.03(e)).

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing thirty (30) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

(d) Replace its chief executive officer or chief financial officer without written notification to the Administrative Agent within thirty (30) days thereafter.

(e) (i) Without the consent of the Administrative Agent (which such consent, so long as no Event of Default has occurred and is continuing, shall not be unreasonably withheld, conditioned or delayed), amend, modify or change any Key Contract, agree to any waiver or departure of performance thereunder by any other party thereto, or fail to enforce the rights of any Transaction Party thereunder, in any respect that could reasonably be expected to affect the amount or timing of payments to be made thereunder or in any other material respect, (ii) terminate or agree to the termination thereof for any reason or (iii) agree to any assignment or transfer of any Key Contract, or any rights or obligations thereunder, by any party thereto.

8.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Transaction Party) to own any Equity Interests of any Subsidiary of any Transaction Party, except to qualify directors where required by applicable law, (b) permit any Transaction Party to issue or have outstanding any Disqualified Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Transaction Party, except for Permitted Liens.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions.

Permit any Loan or the proceeds of any Loan (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business in any Designated Jurisdiction; (c) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (d) in any other manner that will result in any violation by any Person (including any Lender, Athyrium or the Administrative Agent) of any Sanctions.

8.16 Holding Company.

Except as set forth on Schedule 6.25, permit the Parent to have any operations, own any assets (other than Equity Interests of the Borrower or other Subsidiaries and such immaterial assets as are incidental to its status as a holding company) or incur any liabilities (other than its Obligations under the Loan Documents and such immaterial liabilities as are incidental to its status as a holding company).

8.17 Financial Covenant.

Permit Unrestricted Cash (held in a single account subject to an Account Control Deed) to be less than $2,000,000 at any time, it being understood that the terms of such Account Control Deed shall require at least $2,000,000 to be in such account at all times.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Transaction Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Transaction Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05(a), 7.07, 7.10, 7.11, 7.12, 7.14 or 7.17 or Article VIII; or

(c) Australian Law Covenants. Any Transaction Party fails to perform or observe any term, covenant or agreement contained in any of clause 8.1(c) (only with respect to a change of name or ACN) or (d), 8.2(c), (d), (g) or (i) or 8.4 to 8.6 (other than with respect to clause 8.6(k)) of the General Security Deed, or any of clause 7.1(c) (only with respect to a change of name or ARBN or obtaining an ACN), 7.2, 7.3(c), (d), (e), (h), (i) or (j) or 7.5 of the Specific Security Deed on its part to be performed or observed and such failure continues for five (5) Business Days after the earlier of the date on which (i) the Borrower has knowledge of such failure; or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Other Defaults. Any Transaction Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for forty-five (45) days after the earlier of the date on which (i) the Borrower has knowledge of such failure; or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Transaction Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided that the representations and warranties in Section 6.18 shall not be deemed incorrect or misleading for purposes of this Section 9.01(e) as a result of the occurrence and continuation of any matter listed in Section 9.01(m) that is specifically excluded from the definition of “Event of Default” under the last sentence of Section 9.01(m); or

(f) Cross-Default. (i) Any Transaction Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event, after giving effect to any applicable grace periods, is to cause, or to permit the holder or holders of any such Indebtedness or the beneficiary or beneficiaries of any such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem any such Indebtedness to be made, prior to its stated maturity, or any such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Transaction Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Transaction Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Transaction Party as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. (i) Any Transaction Party (other than the Borrower) institutes or consents to the institution of any proceeding under any Debtor Relief Law occurs with respect to a Transaction Party (other than the Borrower), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (ii) an Insolvency Event occurs with respect to the Borrower; or

(h) Inability to Pay Debts; Attachment. (i) Any Transaction Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any Transaction Party (i) one or more final, non-appealable judgments, orders or decrees for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final, non-appealable judgments, orders or decrees that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan subject to ERISA or Multiemployer Plan subject to ERISA that, when aggregated with all other ERISA Events that occur, has resulted or could reasonably be expected to result in liability of any Transaction Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan subject to ERISA in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Investment Documents. Any Investment Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Transaction Party contests in any manner the validity or enforceability of any Investment Document; or any Transaction Party denies that it has any or further liability or obligation under any Investment Document, or purports to revoke, terminate or rescind any Investment Document; or

(l) Priority of Liens. Any Loan Document purporting to grant Liens to secure the Obligations shall at any time fail to create and maintain valid and enforceable Liens in the priority contemplated therein with respect to the Collateral.

(m) Regulatory Matters. If any of the following occurs: (i) the FDA or any other applicable Governmental Authority or Notified Body (A) issues a letter or other communication asserting that any Material Product lacks a required Product Authorization and the Borrower fails to take reasonable actions to contest such assertion, (B) initiates enforcement action against, or issues a warning letter with respect to any Transaction Party, or any of their Material Products or the manufacturing facilities therefor, that causes any Transaction Party to discontinue marketing or withdraw any of its Material Products from the Major Markets, or causes a delay in the manufacture of any of its Material Products for the Major Markets, which discontinuance, withdrawal or delay could reasonably be expected to last for more than three months, or (C) withdraws, or requires the withdrawal of, any Material Product from the Major Markets for safety or effectiveness reasons, or otherwise imposes restrictions on the distribution or use of any Material Product in the Major Markets, which restrictions on distribution or use would reasonably be expected to significantly impact commercial sales of such Material Product in the Major Markets, in each case, for more than three consecutive months, except that this clause (C) will in no event apply in instances where the Borrower is selling a replacement product in the same commercial quantities as the withdrawn Material Product; (ii) a recall of any Product in the Major Markets which would reasonably be expected to result in liability of the Transaction Parties to any third parties in excess of the Threshold Amount, except that any portion of such liability that is covered by the Borrower’s insurance will not count towards the Threshold Amount; or (iii) any Transaction Party enters into a settlement agreement with the FDA or any other Governmental Authority with respect to any Product and relating to the Major Markets, that results in aggregate liability to any third parties as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount, except that any portion of such liability that is covered by the Borrower’s insurance will not count towards the Threshold Amount. The occurrence and continuation of any matter listed in clauses (i)-(iii) above shall not constitute an Event of Default for so long as the Unrestricted Cash, at all times following such occurrence until the circumstances giving rise to such occurrence have been resolved to the reasonable satisfaction of the Administrative Agent, is no less than the applicable amount set forth below, or such lesser amount as the Administrative Agent deems acceptable in its reasonable discretion (taking into account the aggregate principal amount of the Loan funded as of such measurement date, as set forth below):

Aggregate Principal Amount of Loan Funded	Unrestricted Cash
$15,000,000	$4,500,000
$20,000,000	$6,000,000
$25,000,000	$7,000,000

(n) Material Adverse Change. Any circumstance or series of circumstances (whether related or not) occurs that has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that solely for the purposes of this Section 9.01(n), “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect that is primarily caused by (i) general conditions applicable to the economy of Australia, the United States and/or elsewhere, including changes in interest rates and changes in the stock or other financial markets, in each case that do not have a disproportionate effect on the Transaction Parties; or (ii) changes in the political climate in Australia, the United States and/or elsewhere, including acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, in each case that do not have a disproportionate effect on the Transaction Parties; or

(o) Key Contracts. Any material default or material breach by any Transaction Party occurs and is continuing under any of the Key Contracts, which material default or material breach is not cured within any express grace period therein provided, or any of the Key Contracts is terminated for any reason, other than any expiration of such Key Contract in accordance with its terms; provided, however, that, with respect to Key Contracts with Siemens or any of its Affiliates, the occurrence and continuation of any of the foregoing shall not constitute an Event of Default for so long as the Unrestricted Cash, at all times following such occurrence until the circumstances giving rise to such occurrence have been resolved to the reasonable satisfaction of the Administrative Agent, is no less than the applicable amount set forth below, or such lesser amount as the Administrative Agent deems acceptable in its reasonable discretion (taking into account the aggregate principal amount of the Loan funded as of such measurement date, as set forth below):

Aggregate Principal Amount of Loan Funded	Unrestricted Cash
$15,000,000	$4,500,000
$20,000,000	$6,000,000
$25,000,000	$7,000,000

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent, subject to Section 2.11, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Investment Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted), to the Borrower or as otherwise required by Law.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Athyrium Opportunities Fund (A) LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Transaction Party shall have rights as a third party beneficiary of any of such provisions except that the Borrower shall have third party beneficiary rights with respect to Section 10.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Transaction Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Transaction Party or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Transaction Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Transaction Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection or oversight of such sub-agents.

10.06 Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld, conditioned or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any Liquidation, receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Transaction Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any External Administrator, custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Transaction Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Upon confirmation by the Administrative Agent that all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments have terminated, the Administrative Agent shall, upon the request and at the expense of the Transaction Parties, promptly execute and deliver a deed of release terminating the Liens of the Administrative Agent and the Lenders under the Loan Documents, and promptly execute and deliver all Uniform Commercial Code termination statements and/or other documents reasonably requested by the Transaction Parties evidencing such termination and return to the Transaction Parties all Collateral in its possession.

ARTICLE XI.

PROTECTION OF ADMINISTRATIVE AGENT AND LENDERS

11.01 Protection for Statutory Proscriptions.

Notwithstanding any other provisions of any Investment Document to the contrary, the Administrative Agent and each Lender is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable law or regulation, including without limitation the Charter of the United Nations Act 1945 (Cth), the Charter of the United Nations (Dealing with Assets) Regulations 2008 (Cth), the Autonomous Sanctions Regulations 2011 (Cth) and any other applicable sanctions legislation.

11.02 PPSA Further Assurances.

(a) Whenever the Administrative Agent reasonably requests a Transaction Party to do anything (i) to ensure any Lien is fully effective, enforceable and perfected with the contemplated priority; (ii) for more satisfactorily assuring or securing to the Administrative Agent the Collateral in a manner consistent with the Loan Documents; and (iii) for aiding the exercise of any power in connection with any such Lien, the Transaction Party shall do it promptly at its own cost. This may include obtaining consents, getting documents completed and signed, supplying information, delivering documents and evidence of title and executed blank transfers, and giving possession or control with respect to any property the subject of any such Lien.

(b) Each of the Parent and the Borrower agrees to notify the Administrative Agent at least 14 days before the occurrence of any of the following: (i) the Parent changes its name; (ii) any ABN, ARBN or ARSN allocated to the Borrower or the Parent changes, is cancelled or otherwise ceases to apply to it (or if it does not have an ABN, ARBN or ARSN, one is allocated, or otherwise starts to apply, to it); or (iii) the Parent or the Borrower becomes trustee of a trust, or a partner in a partnership, not stated in this Agreement.

11.03 PPSA Waivers.

(a) Without limiting any other provision of this Agreement, or any other Loan Document, each Transaction Party waives its right to receive any verification statement (or notice of any verification statement) in respect of any financing statement or financing change statement relating to any Lien created under this document or any other Loan Document.

(b) Each Transaction Party and the Administrative Agent agree that, to the extent permitted by law and in respect of each Loan Document and each Lien created under a Collateral Document:

(i) each Transaction Party and the Administrative Agent contract out of (a) the Administrative Agent’s obligation to (x) dispose of or retain personal property under section 125 of the PPSA, and (y) include details of amounts paid to other secured parties in a statement of account under section 132(3)(d) of the PPSA, (b) section 142 of the PPSA, and section 143 of the PPSA; and

(ii) each Transaction Party and the Administrative Agent contract out of each Transaction Party’s rights to (and each Transaction Party waives its rights to): (a) receive notice of the decision of the Administrative Agent to enforce any Lien in accordance with land law decisions under section 118 of the PPSA, (b) receive notice of any action of the Administrative Agent to enforce any Lien in liquid assets under section 121(4) of the PPSA, (c) receive notice of the Administrative Agent’s proposal to dispose of personal property under section 130 of the PPSA, (d) receive a statement of account under section 132(4) of the PPSA, and (e) any other provision of the PPSA notified to the Transaction Party by the Administrative Agent after the date of this Agreement; and

(c) each Transaction Party and the Administrative Agent contract out of the application of Part 4.3 of the PPSA (other than sections 126, 128, 129(1), 133, 134(1), 138B and 138C) if that Part would apply by virtue of section 116(2) of the PPSA.

11.04 Other Rights.

Where the Administrative Agent has powers in addition to, or existing separately from, those in Chapter 4 of the PPSA, those powers will continue to apply and are not limited or excluded (or otherwise adversely affected) by the PPSA. This is despite Section 11.03 or any other provision of a Loan Document.

11.05 PPSA Undertaking.

Each of the Parent and the Borrower will promptly take all reasonable steps which are prudent for its business under or in relation to the PPSA including doing anything reasonably requested by the Administrative Agent for that purpose. For example, it will (a) create and implement appropriate policies and systems; and (b) where appropriate, take reasonable steps to identify Liens in its favor and to perfect and protect them, with the highest priority reasonably available.

11.06 Interpretation.

In this Article, the following words and expressions have the same meanings given to them in the PPSA: control, financing change statement, financing statement, personal property, purchase money security interest, serial number and verification statement.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Transaction Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Transaction Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.01, 5.02, 5.03 or 5.04, or a waiver of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 12.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v) release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Transaction Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

12.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Transaction Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 12.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Transaction Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Transaction Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Transaction Party; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Investment Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Investment Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Investment Document, the authority to enforce rights and remedies hereunder and under the other Investment Documents against the Transaction Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Transaction Party under any Debtor Relief Law or any proceedings arising out of or in connection with an Insolvency Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Transaction Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external (but not internal) counsel for the Administrative

Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, any receiver or receiver and manager appointed under the General Security Deed or the Specific Security Deed or any attorney appointed by the Borrower under the General Security Deed or the Parent under the Specific Security Deed (including the reasonable fees, charges and disbursements of any external (but not internal) counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding the foregoing, it is understood and agreed that the Borrower shall not be required to pay any costs, fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Investment Documents dated as of the Closing Date and the funding of the Initial Term Loan in excess of $200,000 (including amounts payable in connection with Section 5.01(m).

(b) Indemnification by the Transaction Parties. The Transaction Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, each Related Party of any of the foregoing Persons, and any receiver or receiver and manager appointed under the General Security Deed or the Specific Security Deed (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Transaction Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Transaction Party, or any Environmental Liability related in any way to a Transaction Party, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Transaction Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby by such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Transaction Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent)

or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or Transaction Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Transaction Party or Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of any Transaction Party or any such Indemnitee (as applicable).

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 12.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Transaction Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, receiver and manager, External Administrator or any other party, in connection with any proceeding under any Debtor Relief Law, any proceedings arising out of or in connection with an Insolvency Event or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

A. in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B. in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

1. the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (x) the consent of the Borrower shall always be required for any assignment to an Affiliate of a Lender or an Approved Fund that is not a U.S. Person if the Transaction Parties would be materially adversely affected as a result of such assignment unless an Event of Default has occurred and is continuing at the time of such assignment (it being understood and agreed that, for the avoidance of doubt, withholding consent with respect to any assignment to a Person that is not a U.S. Person shall not be considered unreasonable if following such assignment the Borrower would be required to pay more Taxes or additional amounts pursuant to Section 3.01 than prior to such assignment with respect to any payment made to such assignee under this Agreement or the Transaction Parties would otherwise be materially adversely affected as a result of such assignment) and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

2. the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to a Transaction Party or any Affiliate or Subsidiary of a Transaction Party, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly approved by the affected parties, no assignment of a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Person that is not a U.S. Person or a Transaction Party or any Affiliate or Subsidiary of a Transaction Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 12.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section so long as such Participant complies with the obligations set forth in Article III with respect thereto; provided that such Participant (A) agrees to be subject to the provisions of Section 12.13 and (B) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation than its participating Lender would be entitled to receive. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Registers shall be conclusive absent manifest error and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality and not disclose to any Person or entity any of the Information (as defined below) and not use the Information except in connection with fulfilling its obligations or exercising its rights hereunder, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, to the extent that any such Person uses such information or fails to keep such information confidential in any manner that would constitute a breach of this Section 12.07 if such Person was a party hereto, the disclosing party shall be responsible for such use or failure by its Affiliate or Related Party), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Investment Document or any action or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Transaction Party and its obligations, this Agreement or payments hereunder (provided that the disclosing party shall be responsible to the Borrower for any breach of any such agreement, unless the Borrower is a third party beneficiary to such agreement), (g) on a confidential basis to (i) any rating agency in connection with rating the Transaction Parties or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source that does not owe obligations of confidentiality in connection with such Information. In the case of disclosures under clause (b) or (c) above of this Section 12.07, to the extent reasonably practicable and it may legally do so, the Person wishing to make the disclosure shall give reasonable advance notice to the Transaction Parties of such proposed disclosure and, at the reasonable request and expense of the Transaction Parties, the such Person shall use its reasonable efforts to secure confidential treatment of such Information prior to its disclosure (whether through protective orders or otherwise).

Notwithstanding anything to the contrary in this Agreement, a Transaction Party will be entitled to injunctive relief to restrain the breach or threatened breach by the Administrative Agent or any of the Lenders without having to prove actual damages or threatened irreparable harm.

For purposes of this Section, “Information” means all information received from or on behalf of any Transaction Party or any of its Affiliates or agent or professional advisors or learned through observation during visit(s) to the facilities of a Transaction Party, including without limitation information relating to any of the Transaction Parties or any of their contractors, customers and suppliers or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Transaction Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

To the extent permitted by section 275 of the PPSA, the parties hereto agree to keep all information of the kind referred to in section 275(1) of the PPSA confidential and to not disclose such information to any other Person, except to the extent disclosure is otherwise permitted or authorized under the Investment Documents or is required to be made by applicable law or the listing rules of a recognized stock exchange.

12.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Transaction Party against any and all of the obligations of the Borrower or such Transaction Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Transaction Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Investment Document, the interest paid or agreed to be paid under the Investment Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Investment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Investment Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12 Severability.

If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.13 Replacement of Lenders.

If any Lender is or becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b) such assignment does not conflict with applicable Laws; and

(c) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 12.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY AUSTRALIAN LAW DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER TRANSACTION PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (OTHER THAN THE AUSTRALIAN LAW DOCUMENTS) OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (OTHER THAN THE AUSTRALIAN LAW DOCUMENTS) AGAINST THE BORROWER OR ANY OTHER TRANSACTION PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER TRANSACTION PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (OTHER THAN THE AUSTRALIAN LAW DOCUMENTS) IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER HEREBY APPOINTS THE PARENT AS ITS AGENT FOR SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION, AND THE PARENT HEREBY ACCEPTS SUCH APPOINTMENT AND ACKNOWLEDGES AND AGREES THAT ITS APPOINTMENT MAY NOT BE REVOKED WITHOUT THE ADMINISTRATIVE AGENT’S CONSENT.

12.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of any Transaction Party in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Transaction Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Transaction Parties contained in this Section 12.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

12.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.18 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender), to the extent it is subject to the Act, hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.19 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, Athyrium and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, Athyrium and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, Athyrium nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, Athyrium or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20 Acknowledgment.

The Borrower acknowledges and agrees that each of Athyrium Opportunities Fund (A) LP and Athyrium Opportunities Fund (B) LP is a limited partnership under Delaware law, and, accordingly, the limited partners of such Persons have limited liability under Delaware law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	UNIVERSAL BIOSENSORS PTY LTD,
a proprietary limited company incorporated in Australia, executed in accordance with Section 127 of the Corporations Act

	By:	/s/ Paul Wright
	Name:	Paul Wright
	Title:	Director

	By:	/s/ Salesh Balak
	Name:	Salesh Balak
	Title:	Director

GUARANTORS:	UNIVERSAL BIOSENSORS, INC.,
a Delaware corporation

	By:	/s/ Paul Wright
	Name:	Paul Wright
	Title:	Director

[Signature Page to Credit Agreement]

ADMINISTRATIVE
AGENT:	ATHYRIUM OPPORTUNITIES FUND (A) LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

	By:	/s/ Jeffrey A. Ferrell
	Name:	Jeffrey A. Ferrell
	Title:	President

LENDERS:	ATHYRIUM OPPORTUNITIES FUND (A) LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

	By:	/s/ Jeffrey A. Ferrell
	Name:	Jeffrey A. Ferrell
	Title:	President

ATHYRIUM OPPORTUNITIES FUND (B) LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

	By:	/s/ Jeffrey A. Ferrell
	Name:	Jeffrey A. Ferrell
	Title:	President